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                                                                   EXHIBIT 10.16

                              PRODUCTION AGREEMENT


Agreement dated this _1st____ day of ____July__________, 2002 between Frederick Brewing Company, a Maryland brewer ("Brewer"), and Williamsburg Brewing Co. Williamsburg, VA 23188 ("Customer").


     1.   TERM

          The term of this Agreement shall continue for two years unless terminated by either party upon sixty days prior written notice.


     2.   PRODUCTION AND PACKAGING

          Brewer shall produce and package for Customer the malt beverage products set forth on Exhibit A attached hereto ("the Products"), as Customer, in its discretion, may order from time to time. Unless otherwise specified on Exhibit A, the Products shall be produced in accordance with Customer's standard formula for malt beverage products as provided in writing to Brewer prior to execution of this Agreement. Brewer and Customer anticipate an annual production of approximately 1500 barrels for Year One.


     3.   ORDERING AND DELIVERY

          Customer shall order the Products not less than seven weeks in advance of the desired date of delivery of lagers, and not less than five weeks for ales. Customer shall order Products in case equivalents not less than 650 (approximately 50 barrels per style). Customer shall take delivery of the Products FOB Frederick, Maryland brewery on the date specified for delivery. Products not picked up by Customer within ten business days of the date of production shall be assessed a warehousing charge of $4.00 per pallet per month.


     4.   PACKAGING MATERIALS

          Customer shall be responsible for the cost of all labels and packaging materials except as defined further in Exhibit A. All packaging materials must be compatible with Brewer's packaging machinery. The cost of any required change parts shall be negotiated between the parties. Brewer agrees that liquid loss will not exceed 5% and packaging loss shall not exceed 5% per barrel. In the event actual loss should exceed percentages set forth above, appropriate credits will be provided by Brewer to Customer. The amount of such credits will be based on how much the actual percentage of loss exceeds the target percentages set forth in the immediately preceding sentence. The Brewer represents that all Customer products will be of merchantable quality.

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     5.   PRICING

          Customer will pay Brewer the prices set forth on Exhibit A for each case of the Products ordered by Customer and produced by Brewer under this Agreement pursuant to Customer's order. Invoices shall be due and payable net 3 days from production. Prices may be changed by Brewer upon thirty days prior written notice to Customer for any increase or decrease in the cost of raw materials and packaging materials purchased by Brewer, which are non-controllable by the Brewer. The respective co-packing fees include the cost of loading Products and shrink wrapping pallets.


     6.   SALES AND MARKETING

          Customer is exclusively responsible for all sales and marketing for the Products.


     7.   WARRANTIES

          Brewer warrants that the Products shall be free from adulterations as defined in the US Food, Drug and Cosmetics Act. Customer warrants that the trademarks and artwork applied to the Products shall not infringe upon the trademark rights of any other person. In no event does Brewer have any ownership rights in, or any right to the use of Customer's trademarks or copyrights related to the Products provided. Brewer acknowledges that the Products are confidential information of the Customer and include, without limitation, trademarks, copyrights and trade secrets that have been developed by Customer at great expense. All confidential information of Customer disclosed under this Agreement will remain the exclusive property of Customer. Brewer agrees to take all reasonable measures necessary to safeguard the confidential nature of Customer's confidential information disclosed to Brewer, including notifying its employees, agents, contractors, distributors and customers or anyone else with whom the Brewer works to complete the purposes of this Agreement of the confidential nature of Customer's confidential information.


     8.   ALTERNATING PROPRIETORSHIP

          If applicable, upon the request of Customer, Brewer agrees to cooperate in arranging for alternation of proprietorship of the brewery. Customer shall pay Brewer a fee of 4cents per case for administration of the alternating proprietorship. Appropriate production and brewing information needed for proper completion of all federal and state reporting to be timely provided by Brewer.


     9.   INDEMNIFICATION

          Brewer and Customer shall indemnify and hold the other party harmless from all liability arising out of breach of their respective warranties.


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     10.  DISPUTE RESOLUTION

          All disputes arising under the Agreement shall be resolved by arbitration. The parties shall attempt to resolve any dispute before demanding arbitration.


     11.  PRODUCTION DEPOSIT

          A production deposit of 75% of production planned for month will be prepaid prior to brewing of the product.


     12.  ENTIRE AGREEMENT

          This Agreement sets forth the entire agreement between the parties with respect to the subject matter stated therein and there are no other understandings or agreements. The Agreement may not be modified except in writing signed by both parties.


     13.  NOTICE

          Notice under this Agreement shall be deemed delivered if deposited in first class US mail to addressee as follows:

                  Brewer:           John Niziolek
                                    Frederick Brewing Company
                                    4607 Wedgewood Blvd.
                                    Frederick, MD  21703

                  Customer:         Hugh Burns
                                    Williamsburg Brewing Company
                                    189 B Ewell Rd.
                                    Williamsburg, VA 23188


     14.  DELIVERY

          Customer shall pay a refundable deposit on all related pallets used in shipment of Products (current deposit is $8 for case and keg pallets). Brewer shall use reasonable commercial efforts to meet Customer's requested shipping dates. Brewer, at Customer's request, may ship to Customer by common carrier. Brewer, at its discretion, may load appropriate POS materials onto specific destinations.


     15.  TEST BREWS

          Customer will reimburse Brewer for reasonable liquid cost and expenses incurred by Brewer for such test brewing of the Products.

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     16.  INSURANCE

          Brewer will maintain all respective insurance and standard coverage limits standard for the industry. Brewer will, if requested, add Customer as an additional insured party for all policies whereby it is deemed appropriate by both Customer and Brewer.


     17.  QUALITY ASSURANCE AND REPORTING

          Brewer will conduct at least four quality checks, which consist of air, fill, CO2 and package appearance per each run. Brewer is also responsible for providing Daily Production Reports.



IN WITNESS THEREOF, the parties have caused this Agreement to be duly executed on the date first above written.



SNYDER INTERNATIONAL                        WILLIAMSBURG BREWING CO
BREWING GROUP



By       /s/  John Niziolek                 By      /s/ Hugh Burns
  --------------------------------            -------------------------------

         John Niziolek                              Hugh Burns
----------------------------------          ---------------------------------
Print Name                                  Print Name



         Plant Manager                              President
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Title                                       Title